SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  May 29, 1996

                  Mallon Resources Corporation
      (exact name of registrant as specified in its charter)

     Colorado                0-17267           84-1095959
(State or other           (Commission        (I.R.S. Employer
jurisdiction               File Number)       Identification No.)
of incorporation)

     999 18th Street, Suite 1700, Denver, Colorado        80202
     (address of principal executive offices)          (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
    (former name or former address, if changed since last report)

Item 5.  Other Events

On June 29, 1996, Mallon Resources Corporation (the "Company") issued a press release, the text of which was as follows:

Mallon Resources Corporation (Nasdaq: "MLRC") reports that its gold mining subsidiary, Laguna Gold Company, has increased its ownership interest from 90% to 100% in its Costa Rica Gold Project, by acquiring the 10% minority interest. The Project controls 19 concessions covering approximately 277 square kilometers. Included among the properties is the Rio Chiquito Deposit, which contains diluted proven and probable mineable ore reserves of 3,578,659 tonnes with average grades of 1.520 grams of gold and 10.914 grams of silver per tonne.

Laguna's ownership interest increase resulted when Laguna acquired by merger all of the assets of its former exploration partner, privately-held Red Rock Ventures, Inc. Red Rock's only asset was its 10% interest in the concessions. In the merger, shareholders of Red Rock received an aggregate of 2 million shares of Laguna's common stock, and convertible promissory notes in the aggregate principal amount of US$230,000. The shares issued in the merger reflect a 10% equity interest in Laguna, prior to giving effect to Laguna's recent completion of a US$5 million Special Warrants offering. In that previously reported transaction, Laguna sold 5,000,000 Special Warrants at a price of US$1.00 per Special Warrant. Each Special Warrant represents one share of Laguna common stock and a warrant to purchase an additional share for US$1.50 at any time on or before November 24, 1997. Laguna plans to apply to have the shares listed for trading on the Toronto Stock Exchange.

George Mallon, Chairman of Mallon Resources, said, "This Red Rock merger, Laguna's recent financing, and Laguna's planned TSE listing are three key steps in our long range plan to separate Laguna from Mallon, and establish Laguna as an aggressive, growing, independent gold company." Following the merger, Mallon's 14.4 million Laguna shares represent approximately 57% of Laguna's issued and outstanding common shares.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon's mining activities are conducted by Laguna Gold Company. Mallon is headquartered in Denver, Colorado. The Company's common stock is listed on the Nasdaq's National Market System under the trading symbol "MLRC."

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Mallon Resources Corporation
June 3, 1996                    ____/s/ Roy K. Ross_____________
                                Roy K. Ross, Executive Vice President